Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement, dated as of July 10, 2008 (“Agreement”),  is by and between Team Financial, Inc., a Kansas corporation (the “Company”), and Keith B. Edquist (“Mr. Edquist”).

WHEREAS, the Company and Mr. Edquist have been engaged in a proxy contest in respect of the election of Class III directors to the Board of Directors to the Company to be elected at the Company’s 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”); and

WHEREAS, the Company and other shareholders of the Company known as the “Bicknell Group” have entered into an agreement dated as of June 16, 2008 (the “Bicknell Group Agreement”), which among other things, provides that the Company will nominate a revised slate of nominees for Class III directors to be elected at the 2008 Annual Meeting; and

WHEREAS, the Company and Mr. Edquist (each a “Party”) desire to enter into this Agreement which will, among other things, terminate the pending proxy contest between the Parties for the election of directors at the 2008 Annual Meeting and provide for certain other agreements and covenants of the Parties.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1             Certain Definitions.  As used in this Agreement, the following terms will have the meanings specified below:

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Applicable Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any governmental authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of any governmental authority.

“Associate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

“Business Day” means a day other than a Saturday, a Sunday, a day on which banking institutions in the State of Kansas are authorized or obligated by law or required by executive order to be closed, or a day on which The NASDAQ Global Market is closed.

“Common Stock” means the common stock of the Company, no par value per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Person” means an individual, a partnership, an association, a joint venture, a corporation, a limited liability company, a business, a trust, any entity organized under Applicable Law, an unincorporated organization or any governmental authority.

“SEC” means the U.S.  Securities and Exchange Commission.

“Voting Securities” means the Common Stock and any other securities of the Company having the right to Vote.

Section 1.2             Interpretation and Construction of the Agreement.  The definitions in Section 1.1 herein will apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  The word “include” will be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and Exhibits will be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context will otherwise require.  The headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Unless the context will otherwise require or provide, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1             Representations and Warranties of the Company.  The Company represents and warrants to Mr. Edquist that (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable banking, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject; and (c) the Bicknell Group Agreement, in the form attached to the Company’s Current Report on Form 8-K, as filed with the SEC on June 17, 2008, is presently in full force and effect, has not been modified or amended since June 16, 2008, and neither the Company nor to the Company’s knowledge, the Bicknell Group, is in default under any provision of the Bicknell Group Agreement, nor has any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the terms of the Bicknell Group Agreement, occurred or is continuing.

Section 2.2             Representations and Warranties of Mr. Edquist.  Mr. Edquist represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by him, and is a valid and binding obligation of him, enforceable against him in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

ARTICLE III

2008 ANNUAL MEETING MATTERS

Section 3.1             Acknowledgments.  Each Party acknowledges the following:

(a)           Mr. Edquist has been informed by the Company of the matters set forth in this Article III and is basing his acknowledgment solely on the Bicknell Group Agreement and the Company’s Current Report on Form 8-K filed with the SEC on June 17, 2008.

(b)           Denis Kurtenbach and Carolyn Jacobs have informed the Company that they will not stand for election at the 2008 Annual Meeting.  The Nominating Committee of the Board of Directors of the Company (the “Nominating Committee”) has nominated Jeffrey L.  Renner and Richard J. Tremblay to fill the Company’s slate of Class III director nominees for the 2008 Annual Meeting, subject to (i) receipt of their respective written acknowledgment of their respective willingness to serve as nominees of the Board of Directors of the Company (the “Board”) and to serve as a director if elected, and (ii) any necessary non-objection to their election by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”).  If either of these Class III nominees decline to stand for nomination to the Board, then, the Nominating Committee will propose different nominees (i) who possess business experience in such areas as would reasonably be expected to enhance the Board (ii) who will qualify as “independent” under the listing standards of The Nasdaq Stock Market, Inc. (Marketplace Rule 4200 and any successor thereto) and Item 407(a) of Regulation S-K promulgated by the SEC, and (iii) who do not have a relationship with Mr. Edquist, the Company or any of the Company’s executive officers that would impair the independence of such director in carrying out the responsibilities of a director of the Company.

(c)           Harold G. Sevy, Jr., director, has agreed to tender his resignation as a director, effective not later than the 2008 Annual Meeting and the Board of Directors will concurrently amend and restate the Bylaws to fix the size of the board at eight directors.

(d)           The Company shall include the foregoing nominees for election as Class III directors of the Company at the 2008 Annual Meeting with such persons to serve, if elected, until their successors have been duly elected and qualified.

Section 3.2             Voting of Mr. Edquist’s Shares of Common Stock.  Mr. Edquist will vote all shares of Common Stock he is entitled to vote in favor of the Company’s slate of nominees for election as Class III directors of the Company at the 2008 Annual Meeting by person or by proxy, and any postponement or adjournment thereof, and not in favor of any other nominees to serve on the Board, provided such slate consists of the director nominees selected above, i.e., Robert Blachly, Richard Tremblay and Jeffrey L. Renner; and provided further that the Bicknell Group Agreement remains in effect without modification in any material respect and provided that neither the Company nor the Bicknell Group shall be in violation in any material respect of the terms of the Bicknell Group Agreement.  Mr. Edquist will not take any position, make any statements, written or oral, or take any action inconsistent with the foregoing.

Mr. Edquist will ensure that he will be present, in person or by proxy, and will cause his Affiliates and Associates owning Common Stock to be present, in each case, in person or by proxy, at the 2008 Annual Meeting so that all Common Stock beneficially owned by Mr. Edquist and his Affiliates and Associates will be counted for purposes of determining the presence of a quorum at the 2008 Annual Meeting.

ARTICLE IV

COVENANTS

Section 4.1             Mr. Edquist’s Covenants.

(a)           Mr. Edquist agrees to (i) terminate immediately any and all activities relating to the aforementioned proxy contest and to use his best efforts to cause Lloyd Byerhof to terminate any and all activities relating to the aforementioned proxy contest, and (ii) that during the period beginning on the date hereof and ending immediately following the earlier of June 30, 2010 or the 2010 Annual Meeting of Shareholders of the Company, and on condition that the Bicknell Group Agreement remains in effect without modification in any material respect and on condition that neither the Company nor the Bicknell Group shall be in violation in any material respect of the Bicknell Group Agreement except as otherwise specifically provided herein, he will not, and he will cause each of his Affiliates and Associates and he will use his best efforts to cause Lloyd Byerhof not to, directly or indirectly, alone or in concert with others, take any of the actions set forth below:

i.              effect, seek, offer, propose (whether publicly or otherwise) or cause or participate in, or assist, encourage or seek to persuade, any other person to effect, seek, offer or propose (whether publicly or otherwise) or participate in:

a.                                       any tender offer or exchange offer involving Common Stock; provided, however, that this clause (i) will be inoperative to the extent a third party which is not an Affiliate or Associate of Mr. Edquist commences a hostile tender offer or exchange offer with respect to Common Stock or (ii) the Board of Directors of the Company is recommending or otherwise supporting a tender offer or exchange offer by a third party that is not an Affiliate or Associate of Mr. Edquist;

b.                                      any merger, consolidation, share exchange, business combination, sale of assets, recapitalization, restructuring, dividend, distribution, self tender, stock repurchase, liquidation, dissolution or other extraordinary transaction with or involving the Company or any of its subsidiaries or any portion of the business or the assets of the Company or any of its subsidiaries; provided, however, that (i) if the Company commences a process to complete any of the activities of the Company set forth in this subsection (b), or (ii) the Board of Directors has determined to enter into an agreement with respect to any of the activities set forth in this subsection (b), then Mr. Edquist will have the opportunity (x) to participate in such process under the same procedures and guidelines established for the other participants in the process or (y) propose a similar type of transaction, respectively; or

c.                                       any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to the Company or any action resulting in such person becoming a “participant” in any “election contest” (as such terms are used in the proxy rules of the SEC) with respect to the Company.

ii.          propose any matter for submission to a vote of shareholders of the Company;

iii.         grant any proxy or rights with respect to any Common Stock to any person not designated by the Company;

iv.        execute any written consent, waiver or demand with respect to any Common Stock, including any demand to inspect books and records of the Company;

v.         call or seek to have called any meeting of the holders of the Common Stock;

vi.        initiate or seek to initiate any solicitation of the holders of Common Stock;

vii.       take any action to seek to amend any provision of the Articles of Incorporation or the Bylaws of the Company;

viii.      take any action that could reasonably be expected to force the Company to make any public disclosure with respect to any of the types of matters described in clauses (i) through (vii), or announce any intention to take any action of the type described in clauses (i) through (vii); or

ix.         enter into any discussions, negotiations, arrangements or understandings with any person other than the Company with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

(b)             Simultaneous with the execution of this Agreement Mr. Edquist will return to the Company (i) all copies of shareholder lists of the Company received by Mr. Edquist in connection with the 2008 Annual Meeting, and all copies of lists of employees of the Company, lists of Company ESOP participants and the like, if any, including computer discs and other electronic copies, and similar information in his possession and in the possession of his agents and Lloyd Byerhof, and (ii) destroy any and all of such records as may be in his possession or in the possession of his agents and Mr. Byerhof.  Within five (5) days of the date of this Agreement Mr. Edquist shall provide the Company with a notarized certificate that provides that Mr. Edquist has complied with this Section 4.1(b) and has urged Mr. Byerhof to comply with this Section 4.1(b).

Section 4.2  The Company’s Covenants.  Simultaneous with the execution of this Agreement, the Company shall tender Mr. Edquist the sum of $22,572 in immediately available funds.  The Company shall make additional payments to Mr. Edquist as follows:

Date	Amount of Payment
August 1, 2008	$22,572
September 1, 2008	$22,572
October 1, 2008	$22,572
November 1, 2008	$22,572
December 1, 2008	$22,572
January 1, 2009	$22,572

In addition the Company shall pay to Mr. Edquist on each payment date commencing on August 1, 2008, interest accrued on the unpaid balance, from the date hereof, at a rate equal to the Prime Rate as published in the Wall Street Journal on each payment date, such rate to be effective prospectively.  The initial rate shall be 5% per annum.

These amounts are reimbursement by the Company to Mr. Edquist of his reasonable expenses incurred after receipt by the Company of reasonably satisfactory documentation thereof by him, including expenses relating to the nomination and election of directors of the Company, the solicitation of proxies, and acts and filings in connection there with and the negotiation and execution of this Agreement, provided such reimbursement shall not exceed the sum of all of the payments above, and Mr. Edquist hereby agrees that such payments shall be in full satisfaction of any claims or rights he may have for fees, expenses or costs related to his activities in respect of the 2008 Annual Meeting and the proxy contest terminated by execution of this Agreement.

ARTICLE V

Section 5.1             Covenant Not To Sue.        Except as set forth in Sections 6.3 and 6.4, Mr. Edquist and each of his Affiliates and Associates, on one hand, and the Company, and each of its Affiliates and Associates, on the other hand, agrees not to sue or otherwise commence or continue in any manner, directly or indirectly, any suit, claim, action, right or course of action relating to any acts or omissions in connection with the 2008 Annual Meeting through the date hereof, including, the nomination or election of directors, the solicitation of proxies or any acts or filings in connection therewith through the date hereof; provided, however, that no party hereto shall be prohibited from enforcing its rights under and pursuant to this Agreement.

Section 5.2             Releases.

(a)           Except as set forth in Sections 6.3 and 6.4, the Company, on behalf of itself, its directors, officers, employees, representatives and agents (collectively, the “Company Releasors”), does hereby, fully and forever, release and discharge Mr. Edquist and his attorneys, representatives and agents (collectively, the “Edquist Releasees”) from any and all actions, claims, complaints, rights or causes of action, debts, demands or suits of any kind or nature whatsoever, statutory, equitable or legal, foreseen or unforeseen, known or unknown, matured or unmatured that the Company Releasors have, may have or might claim to have against the Edquist Releasees through the date hereof excluding any claims arising out of banking or lending relationships Mr. Edquist may have with the Company and its Affiliates.

(b)           Except as set forth in Section 6.3 and 6.4, Mr. Edquist, on behalf of himself, his employees, representatives and agents (collectively, the “Edquist Releasors”), does hereby, fully and forever, release and discharge the Company, its directors, officers, employees, attorneys, representatives and agents (collectively, the “Company Releasees”) from any and all actions, claims, complaints, rights or causes of action, debts, demands or suits of any kind or nature whatsoever, statutory, equitable or legal, foreseen or unforeseen, known or unknown, matured or unmatured that the Edquist Releasors have, may have or might claim to have against the Company Releasees through the date hereof excluding any claims arising out of banking or lending relationships Mr. Edquist may have with the Company and its Affiliates.  Provided however, that in the event that the Company is in material breach of any of the terms of this Agreement, and such material breach is not cured within thirty (30) days after written notice thereof is given to the Company by Mr. Edquist, then in addition to any other remedies Mr. Edquist may have under law or this Agreement, the provisions of Sections 4.1 and 6.2 (insofar as Section 6.2 applies to Mr. Edquist) shall terminate.

ARTICLE VI

OTHER MATTERS

Section 6.1             Joint Press Release.  Promptly after the execution of this Agreement, the Company and Mr. Edquist shall issue a joint press release in the form attached to this Agreement as Exhibit A.

Section 6.2             Non-disparagement.  During the term of this Agreement, neither the Company, Mr. Edquist nor their Affiliates or Associates, nor any of their respective partners, members, directors, officers, employees or agents, will publicly disparage any other party to this Agreement nor any of their respective partners, members, directors, officers, employees or agents.  Any breach of the obligations under this Section 6.2 shall be considered material and thereafter the breaching Party shall not be entitled to any further benefits of this Agreement, including any future payments after the breach.  The foregoing provision will be in addition to any other remedies that the non-breaching Party may have.

Section 6.3             Specific Performance.  Mr. Edquist, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages.  It is accordingly agreed that Mr. Edquist, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

Section 6.4             Jurisdiction; Applicable Law.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts of the State of Kansas in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Kansas, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF KANSAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 6.5             Termination.  Except with respect to Sections 5.1, 5.2, 6.3, 6.4, 6.7, 6.8, 6.10 and 6.11, the provisions of this Agreement will terminate immediately following the earlier of the date of the 2010 Annual Meeting of Shareholders of the Company or June 30, 2010.

Section 6.6             Notices.  All notices, requests and other communications to any party hereunder will be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and will be given to such party at its address or facsimile number set forth in this Section 6.6 or at such other address or facsimile number as such party may hereafter specify in writing.  Each such notice, request or other communication will be effective (a) if given by facsimile, when transmitted to the facsimile number specified in this Section 6.6, (b) if given by mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Mail, registered or certified mail, return receipt requested, properly addressed and with proper postage prepaid, (c) one (1) business day after deposit with an internationally reputable overnight courier properly addressed and with all charges prepaid or (d) when received, if by any other means.

Communications by facsimile will also be sent concurrently by internationally reputable overnight courier properly addressed and with all charges prepaid, but will in any event be effective as stated above.

The Company:

Team Financial, Inc.
Attn: Robert J. Weatherbie, CEO
8 West Peoria, Suite 200
P.O. Box 402
Paola, Kansas 66071-0402
Facsimile Number: 913-294-4406

with a copy to:

Sandra K. Hartley, LLC
Attn: Sandra Hartley, Esq.,
16206 West 319th Street
Paola, Kansas 66071
Facsimile Number: 913-557-3828

and to:

Jones & Keller, P.C.
Attn: Reid A. Godbolt, Esq.
1625 Broadway, 16th Floor
Denver, Colorado 80202
Facsimile Number: 303-573-0769

Mr. Edquist:

Keith B. Edquist
9747 Nottingham Drive
Omaha, Nebraska 68114
Facsimile Number:

with a copy to:

Cline, Williams, Wright, Johnson & Oldfather, L.L.P. Attn: Robert J. Routh, Esq.
233 South 13th Street
1900 U.S. Bank Building
Lincoln, Nebraska 68508-2095
Facsimile Number: 402-474-5393

The parties will promptly notify each other in the manner provided in this Section 6.6 of any change in their respective addresses.  A notice of change of address will not be deemed to have been given until received by the addressee.

Section 6.7             Severability.  If at any time subsequent to the date hereof; any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 6.8             Further Assurances.  The parties hereto agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

Section 6.9             Counterparts, Facsimile/PDF Signatures.  This Agreement may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.  This Agreement may be executed and delivered by facsimile or by email in portable document format (.pdf or similar format) and upon delivery of the signature by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

Section 6.10           Construction of this Agreement.  The Parties acknowledge that each Party was represented by legal counsel (or had the opportunity to be represented by legal counsel) in connection with this Agreement, and that each of them and their counsel have reviewed and revised this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in their interpretation of this Agreement or any amendments or any exhibits hereto or thereto.

Section 6.11           Entire Agreement; Amendment.  This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter and supersedes all prior agreements between the Parties hereto.  This Agreement may be amended only by a written instrument duly executed by the Parties hereto, or their respective successors or assigns.  Except as provided herein, this Agreement will be binding upon and inure to the benefit of the Parties and their respective Affiliates and Associates, and successors and permitted assigns.  Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof.

IN WITNESS WHEREOF, this Settlement Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

KEITH B. EDQUIST	TEAM FINANCIAL, INC.

/s/ Keith B. Edquist	By:	/s/ Robert J. Weatherbie
		Name:	Robert J. Weatherbie
		Title:	Chairman and Chief Executive Officer

EXHIBIT A - PRESS RELEASE

FOR IMMEDIATE
RELEASE	For More Information Contact:
Robert J. Weatherbie
Chief Executive Officer
Team Financial, Inc.
(913) 294-9667
bob.weatherbie@teamfinancialinc.com

Team Financial, Inc. and Keith B. Edquist Announce Settlement Agreement

Paola, Kansas, July 11, 2008 - Team Financial, Inc. (the “Company”) (NASDAQ: TFIN) and Keith B. Edquist announced today that they have reached a settlement agreement that will avoid a proxy contest between the parties at the Company’s 2008 Annual Meeting of Shareholders scheduled to be held in August 2008.  The originally scheduled meeting for June 17, 2008 was postponed.

Under the terms of the settlement, Mr. Edquist has agreed to terminate his efforts to nominate persons for election as Class III directors at the Company’s 2008 Annual Meeting of Shareholders, has agreed to vote his shares in favor of the Company’s nominees for director at the 2008 Annual Meeting (Robert M. Blachly, Jeffrey L. Renner and Richard J. Tremblay), and has agreed to abide by certain standstill provisions until the earlier of June 30, 2010 or the Company’s 2010 Annual Meeting.  As part of the settlement, the parties executed a mutual release as well.

Mr. Edquist’s obligations are contingent on the agreement by and between the Company and certain investors known as the Bicknell Group, dated June 16, 2008, to remain in full force and effect.

The Company expects to be nominating Robert M. Blachly, Richard J. Tremblay and Jeffrey L. Renner as nominees for election as Class III directors at the 2008 Annual Meeting.  Additionally, the Company has agreed to reimburse Mr. Edquist for certain expenses related to his proxy solicitation efforts.

“We are pleased to move forward with Keith Edquist in maintaining and building our shareholder value for the Company,” said Robert J. Weatherbie, Chief Executive Officer of Team Financial, Inc.  Mr. Edquist stated, “While I was disappointed that the annual meeting was postponed on the 17th of June I am hopeful that the corporate governance changes embodied in the agreement between the Company and the Bicknell Group will provide the framework for the Company to build shareholder value.”

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with its 2008 Annual Meeting, Team Financial, Inc. intends to file a definitive proxy statement, and other related materials with the U.S. Securities and Exchange Commission (“SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT TEAM FINANCIAL, INC. AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING. Investors may contact Robert J. Weatherbie at (913) 294-9667 or by email at bob.weatherbie@teamfinancialinc.com. Investors may also obtain a free copy of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning Team Financial, Inc. at the SEC’s website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Secretary, Team Financial, Inc., 8 West Peoria, Suite 200, Paola, Kansas 66071 (913) 294-9667.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adverse changes in results of operations, risks related to the Company’s expansion strategies, risks relating to loans and investments, including the effect of the change of the economic conditions in areas the Company’s borrowers are located, risks associated with the adverse effects of governmental regulation,  changes in regulatory oversight, interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.